[GRAPHIC OMITTED]
FOR IMMEDIATE RELEASE                                   CONTACT: MICHAEL BURKE
NASDAQ: IMGC                                                     EXEC. VP & CFO
                                                        CONTACT: CATHY YUDZEVICH
                                                                 IR SPECIALIST
                                                                 (518) 782-1122


                INTERMAGNETICS REPORTS Q4 SALES OF $59.1 MILLION;
                         EPS CLIMBS 31% TO RECORD $0.34

      o  FISCAL 2004 OPERATING EPS AT HIGH END OF ESTIMATED RANGE, $0.92
      o  ALL OPERATING SECTORS CONTRIBUTE TO GROWTH
      o  INVIVO INTEGRATION ESSENTIALLY COMPLETE, PERFORMANCE ON PLAN
      o  RECORD FISCAL 2005 PROJECTED


LATHAM, NY, JULY 15, 2004--Intermagnetics General Corporation (NASDAQ: IMGC), citing solid results in all business segments, today reported that fourth-quarter net income climbed more than 33 percent to $5.8 million, or $0.34 per diluted share, from $4.4 million, or $0.26 per diluted share, a year earlier. Net sales for the quarter ended May 30, 2004, increased 57 percent to $59.1 million from $37.7 million, largely the result of a full quarter of on-target performance from recently acquired Invivo Corporation.

For fiscal 2004, Intermagnetics' net income, excluding acquisition-related charges, was $15.6 million, or $0.92 per diluted share, compared with $15.9 million, or $0.94 cents per diluted share, excluding one-time items, a year earlier. Reported net income for FY04 was $14.8 million, or $0.87 per diluted share, compared with $14.9 million, or $0.88 per diluted share, in FY03. The first quarter of FY04 was affected by a planned reduction in deliveries of magnet systems to accommodate a strategic enhancement to the company's exclusive supply agreement with its major OEM customer.

"Our overall operations performed at, or slightly above, previously forecasted levels", said Glenn H. Epstein, chairman and chief executive officer. "We were especially pleased by the contribution of Invivo Corporation, which we acquired late in the third quarter. Not only did Invivo add to our net income, the Invivo direct sales force was a significant factor in helping our overall Medical Technology business achieve strong operating results."

ANTICIPATED RECORD FY05 UNDER WAY

"With our latest acquisition, MRI Devices Corporation (MRIDC), scheduled to close tomorrow, a `new' Intermagnetics is now firmly in place with a forecast of our best-ever year in FY05, as well as continuing prospects for substantial growth in the longer term," Epstein said. "Results in the fourth quarter were the strongest of the year, as originally projected, including a continued ramp-up in MRI magnet systems & components sales and robust growth from our Instrumentation segment. Both of these businesses are well positioned for additional growth during FY05.

"We remain comfortable with our projection of FY05 revenue approaching $300 million and operating EPS in the range of $1.55 to $1.65, excluding non-recurring acquisition-related and specific non-cash charges," Epstein said.

                                     -More-

FY05 operating EPS excludes an estimated final charge of $0.04 associated with the acquisition of Invivo and a non-cash charge related to anticipated vesting of performance-based restricted stock.

The company estimated this charge would probably increase to about $0.18 per share from the previously projected $0.15, spread approximately evenly among each of the four reporting quarters. The increase in the estimate is the result of the recent rise in value of Intermagnetics' stock. The overall non-cash charge during the fiscal year is expected to be about $3.3 million, compared with the previously estimated $2.5 million, based on Wednesday's closing stock price.

The company also provided an initial estimate of non-recurring charges that would be specifically associated with the MRIDC acquisition, which are expected to be between $0.10 and $0.15. These costs and associated timing will be refined further now that the anti-trust review has concluded.

STRONG SHOWING AGAINST PERFORMANCE GOALS

"All of our business units are to be commended for delivering outstanding results when measured against our comprehensive performance goals," Epstein said. "Gross margin for FY04 was 44 percent, compared with a recently heightened goal of 42 percent. Operating income as a percent of sales on a normalized basis was 16 percent, slightly exceeding our 15 percent target. As a percent of net operating assets, operating income reached an outstanding level of 57 percent against a 50 percent long-term benchmark. Return on equity was 14 percent, approaching the newly defined 15 percent target, and working capital efficiency improved to 13 percent exceeding the goal of less than 15 percent.

"With MRIDC soon to formally be part of the Intermagnetics family, we will be re-examining some of these targets during the upcoming year with an eye on raising the bar for our management and staff--a challenge we have risen to in the past," Epstein said.

SECTORS POST SOLID RESULTS

Both operating sectors, Medical Technology and Instrumentation, reported very strong fourth quarters and solid full-year results. Medical Technology, consisting of the magnet systems & components businesses and medical devices, recorded fourth-quarter revenues of $50.5 million, up from $31.4 million. Much of the increase resulted from the Invivo acquisition. For the year, the sector reported $133.3 million in net sales, compared with $125.1 million.

"These results are especially noteworthy because of the very slow first quarter we had in magnet sales when we enhanced the exclusive supply agreement with our major OEM customer, which, as we had anticipated, resulted in a temporary but substantial decrease in deliveries during that quarter," Epstein said. "As the year progressed, magnet sales normalized and continued to improve during the fourth quarter."

The Instrumentation sector delivered $6.7 million in fourth-quarter sales, up from $5.8 million a year earlier. Epstein said the sector benefited from increased demand of vacuum related products in Europe, the U.S. and the Pacific Rim. For the year, Instrumentation sector sales increased to $24.7 million from $20.6 million.

Epstein noted that the results are very much in line, or slightly better, than forecasted for Intermagnetics' original businesses and Invivo.

                                     -More-

SUBSTANTIAL REVENUE INCREASE IN ENERGY TECHNOLOGY SECTOR

The Energy Technology sector, which is developing superconducting solutions to mounting problems in electric power transmission and distribution, benefited from substantial increases in revenues, primarily the result of successful milestone billings against various government contracts and other third-party sources of revenue.

The sector reported $1.9 million in fourth-quarter revenue, up from $482,000, and $6.5 million for the year, well over triple the amount of $1.8 million of a year ago.

SuperPower, Inc., Intermagnetics' Energy Technology subsidiary, has begun the construction phase of a significant superconducting demonstration project that includes partnerships with major industry players and government sources. The project consists of building a 350-meter high-temperature superconducting (HTS) cable that will run between two Niagara Mohawk utility substations in Albany, New York.

Intermagnetics' overall contribution to SuperPower's investment in HTS projects and operations decreased for the year to $6.2 million from $7.0 million.

"We managed SuperPower's comprehensive activities very carefully in order to accomplish our major objectives, while keeping our overall investment below last year's level," Epstein said. "The cable project, for example, has a projected $26 million cost, with nearly $20 million of that to be funded by government sources. Intermagnetics and our two major partners, Sumitomo Electric Industries and The BOC Group, are sharing the remaining cost."

STRONG BALANCE SHEET

"Following the Invivo acquisition, our balance sheet remains solid with cash of about $12 million at year end, which includes an elected acceleration of $10 million in debt repayment," Epstein said. "Our historically strong free cash flow--with nearly $18 million from operations during the past year--provides us the flexibility to invest substantially in our businesses while continuing to aggressively pay down acquisition-related debt."

INTEGRATION OF INVIVO ESSENTIALLY COMPLETE

"Overall, we remain highly optimistic for the future, from the perspective of both growth in what had been our core businesses, as well as contributions from our acquisitions," Epstein said. "The integration of Invivo has progressed beyond our original expectations and is essentially complete. I commend the Invivo management team, which has remained substantially intact after the acquisition, for their contributions to this effort.

"Based on our familiarity with the incoming MRIDC team and their business model, we expect a similar experience and look forward to a smooth integration of operations into a newly defined and significantly expanded Intermagnetics."

SEASONALITY EFFECT DESCRIBED, Q1 EXPECTED RESULTS OUTLINED

Epstein noted that prior references to increased seasonality in Intermagnetics revenues, resulting from the amended contract with its largest OEM customer for high-field MRI magnets, will likely be further affected by the acquisition of Invivo and MRIDC--both of which sell their products to end users such as hospitals, clinics, institutions and physician groups, in addition to the large MRI system integrators.

                                     -More-

Typical expectations going forward, he said, are that the first quarter of each year, which includes slower summer months, will be the lightest because of buying patterns of the newly expanded customer base. The second quarter is expected to be substantially stronger, followed sequentially by a somewhat softer third quarter, which includes a significant number of globally observed holidays. The fourth quarter is generally expected to be the strongest of the year.

Despite this newly defined aspect of seasonality effects to quarterly revenues, Epstein said he anticipates highly favorable year-over-year comparisons for both original and acquired businesses throughout FY05 and beyond.

"While we expect operating EPS for the first quarter of FY05 to be modestly lower than what we just achieved during our record Q4 performance, we believe it will be dramatically stronger than any first quarter in Intermagnetics' history," Epstein said. Operating EPS excludes non-recurring charges from either the Invivo or MRIDC acquisitions and any non-cash charges resulting from initiation of the anticipated vesting of the company's performance-based restricted-stock plan. In addition, the results and projections contained in this release do not give effect to the stock split announced today by the company.

CONFERENCE CALL TODAY

The company will discuss its fourth-quarter and year-end results as well as other developments during a conference call today beginning at 10:30 a.m. EDT. The call will be broadcast live and archived over the Internet through the company's web site www.intermagnetics.com under the Investor Relations section. The domestic dial-in number for the live call is (877) 407-8037. The international dial-in number is (201) 689-8037. No conference code is required for the live call. The company will also make available a digital replay beginning today at 2 p.m. EDT through midnight July 20, 2004, by dialing (201) 612-7415 - account number 2926 and requesting conference 111473.

Intermagnetics (www.intermagnetics.com) draws on the financial strength, operational excellence and technical leadership in its expanding business of Medical Technology that encompasses Magnetic Resonance Imaging Systems & Components and Patient Monitoring. Intermagnetics is also a key supplier to the markets within Instrumentation and has become a prominent participant in superconducting applications for Energy Technology. The company has a more than 30-year history as a successful developer, manufacturer and marketer of superconducting materials, high-field magnets, medical systems and components and other specialized high-value added devices.


SAFE HARBOR STATEMENT: The statements contained in this press release that are not historical fact are "forward-looking statements" which involve various important assumptions, risks, uncertainties and other factors. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain and are subject to risks, including but not limited to: possible future legal proceedings; the parties' ability to meet closing requirements associated with the company's acquisition of MRI Devices Corporation, including all conditions precedent; the company's ability to meet the performance, quality and price requirements of our customers and maintain gross margin levels through continued production cost reductions and manufacturing efficiencies; the ability of the company's largest customer to maintain and grow its share of the market for MRI systems; continued improvement in order trends from the Instrumentation sector; the company's ability to successfully integrate Invivo Corporation and MRI Devices Corporation; and the company's ability to invest sufficient resources in and obtain third-party funding for its HTS development efforts and avoid the potential adverse impact of competitive emerging patents; as well as other risks and uncertainties set forth herein and in the company's Annual Report on Forms 10-K and 10-Q. Except for the company's continuing obligation to disclose material information under federal securities law, the company is not obligated to update its forward-looking statements even though situations may change in the future. The company qualifies all of its forward-looking statements by these cautionary statements.

                       INTERMAGNETICS GENERAL CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in Thousands, Except Per Share Amounts)
                                   (Unaudited)

                                                   Three Months Ended              Twelve Months Ended
                                               ---------------------------     ----------------------------
                                                 May 30,          May 25,        May 30,         May 25,
                                                  2004             2003            2004           2003
                                               ------------    ------------    ------------    ------------
Net sales                                      $     59,151    $     37,724    $    164,447    $    147,405

Cost of products sold                                32,833          22,711          95,624          90,018
                                               ------------    ------------    ------------    ------------

Gross margin                                         26,318          15,013          68,823          57,387

Product research and development                      4,126           2,932          12,941          12,490
Selling, general and administrative                  11,079           5,236          29,081          19,076
Stock based compensation                                133              93             575             563
Amortization of intangible assets                     1,438             461           3,145           1,841
                                               ------------    ------------    ------------    ------------
                                                     16,776           8,722          45,742          33,970
                                               ------------    ------------    ------------    ------------

Operating income                                      9,542           6,291          23,081          23,417
Interest and other income                                95             517             790           1,491
Interest and other expense                             (728)           (108)         (1,252)           (493)
Gain (loss) on available-for-sale securities            114             114          (2,108)
Gain on litigation settlement                           537
                                               ------------    ------------    ------------    ------------
  Income before income taxes                          9,023           6,700          22,733          22,844
Provision for income taxes                            3,131           2,325           7,888           7,927
                                               ------------    ------------    ------------    ------------

NET INCOME                                     $      5,892    $      4,375    $     14,845    $     14,917
                                               ============    ============    ============    ============
Earnings per Common Share:
  Basic                                        $       0.35    $       0.27    $       0.89    $       0.90
                                               ============    ============    ============    ============
  Diluted                                      $       0.34    $       0.26    $       0.87    $       0.88
                                               ============    ============    ============    ============

Shares:
       Basic                                     16,837,138      16,461,646      16,697,812      16,519,152
                                               ============    ============    ============    ============
       Diluted                                   17,187,043      16,957,003      16,995,586      17,011,757
                                               ============    ============    ============    ============

         The results contained in this table do not give effect to the stock dividend announced today by the company.

                       INTERMAGNETICS GENERAL CORPORATION
                      RECONCILING STATEMENTS OF OPERATIONS
                (Dollars in Thousands, Except Per Share Amounts)
                                  (Unaudited)

                                                                   Operations without Acquisition and Other Charges
                                                                   Three Months Ended              Twelve Months Ended
                                                              ----------------------------    ----------------------------
                                                                 May 30,         May 25,         May 30,        May 25,
                                                                  2004            2003            2004           2003
                                                              ------------    ------------    ------------    ------------
Net sales                                                     $     59,151    $     37,724    $    164,447    $    147,405

Cost of products sold                                               32,833          22,711          95,624          90,018
                                                              ------------    ------------    ------------    ------------

Gross margin                                                        26,318          15,013          68,823          57,387

Product research and development                                     4,126           2,932          12,941          12,490
Selling, general and administrative                                 11,079           5,236          27,832          19,076
Stock based compensation                                               133              93             575             563
Amortization of intangible assets                                    1,438             461           3,145           1,841
                                                              ------------    ------------    ------------    ------------
                                                                    16,776           8,722          44,493          33,970
                                                              ------------    ------------    ------------    ------------

Operating income                                                     9,542           6,291          24,330          23,417
Interest and other income                                               95             517             790           1,491
Interest and other expense                                            (728)           (108)         (1,252)           (493)
                                                              ------------    ------------    ------------    ------------
  Income before income taxes                                         8,909           6,700          23,868          24,415
Provision for income taxes                                           3,091           2,325           8,282           8,472
                                                              ------------    ------------    ------------    ------------

PRO-FORMA NET INCOME                                          $      5,818    $      4,375    $     15,586    $     15,943
                                                              ============    ============    ============    ============
EPS Without acquisition related charges:
  Basic                                                       $       0.35    $       0.27    $       0.93    $       0.97
                                                              ============    ============    ============    ============
  Diluted                                                     $       0.34    $       0.26    $       0.92    $       0.94
                                                              ============    ============    ============    ============

Shares:
       Basic                                                    16,837,138      16,461,646      16,697,812      16,519,152
                                                              ============    ============    ============    ============
       Diluted                                                  17,187,043      16,957,003      16,995,586      17,011,757
                                                              ============    ============    ============    ============

                                                               Reconciliation of Financial Statements to GAAP Equivalent
                                                                 Three Months Ended               Twelve Months Ended
                                                              ----------------------------    ----------------------------
                                                                May 30,         May 25,         May 30,         May 25,
                                                                 2004            2003            2004            2003
                                                              ------------    ------------    ------------    ------------

Pro-forma net income                                          $      5,818    $      4,375    $     15,586    $     15,943
Non-recurring charges                                                                               (1,248)
Gain (loss) on available-for-sale securities                           114                             114          (2,108)
Gain on litigation settlement                                                                                          537
Provision for taxes relating to pro-forma adjustments                  (40)                            393             545
                                                              ------------    ------------    ------------    ------------
As Reported Net Income                                        $      5,892    $      4,375    $     14,845    $     14,917
                                                              ============    ============    ============    ============

          The results contained in this table do not give effect to the stock dividend announced today by the company.

                       INTERMAGNETICS GENERAL CORPORATION
                      Condensed Consolidated Balance Sheets
                             (Dollars in Thousands)

                                                         May 30,        May 25,
                                                          2004           2003
                                                        --------       --------

ASSETS
CURRENT ASSETS
  Cash and short-term investments                       $ 11,868       $ 88,514
  Trade accounts receivable                               41,266         24,052
  Inventories                                             27,116         14,210
  Prepaid expenses and other                               7,364          7,334
                                                        --------       --------

  TOTAL CURRENT ASSETS                                    87,614        134,110

PROPERTY, PLANT AND EQUIPMENT, net                        36,736         28,386

INVESTMENTS AND INTANGIBLE AND OTHER ASSETS              150,433         22,559
                                                        --------       --------
                                                        $274,783       $185,055
                                                        ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt                     $  4,171       $    284
  Accounts payable                                        10,186          9,276
  Salaries, wages and related items                       10,771          7,698
  Customer advances and deposits                           1,302            544
  Product warranty reserve                                 3,189          1,466
  Accrued income taxes                                     1,768            821
  Other liabilities and accrued expenses                  11,308          4,156
                                                        --------       --------
TOTAL CURRENT LIABILITIES                                 42,695         24,245

LONG-TERM DEBT,  less current portion                     57,635          4,384
DEFERRED INCOME TAXES                                      2,167          1,453
DEFERRED LIABILITY                                           225            469

SHAREHOLDERS' EQUITY                                     172,061        154,504
                                                        --------       --------
                                                        $274,783       $185,055
                                                        ========       ========

                       INTERMAGNETICS GENERAL CORPORATION

SUMMARY OF PERFORMANCE AGAINST GOALS


                                                                    Three Months Ended
                                                      --------------------------------------------------

                                                          May 30, 2004              May 25, 2003                   Goal
                                                      ----------------------- -------------------------- -------------------------


Gross Margin                                                             44%                        40%                       42%
Operating Income:
  Percent of Sales (2)                                                   16%                        17%                       15%
  Percent of Net Operating Assets (1) (2)                                57%                        48%                       50%
Return on Equity (1) (2)                                                 14%                        12%                       15%
Working Capital Efficiency (Working
   capital, less cash divided by net sales) (1) (2)                      13%                        16%                       15%

(1) Based on annualized data
(2) Based on normalized data

             SEGMENT DATA

                                                                          Three Months Ended
                                        ------------------------------------------------------------------------------------
                                                                             May 30, 2004
                                        ------------------------------------------------------------------------------------
(Dollars in Thousands)                       Medical                                      Energy
                                            Technology         Instrumentation          Technology              Total
                                        ------------------ --------------------- ---------------------- --------------------
Net sales to external customers:
  Magnet systems & components                     $32,656                                                           $32,656
  Medical devices                                  17,822                                                            17,822
  Refrigeration equipment                                                $6,743                                       6,743
  Other                                                                                         $1,930                1,930
                                        ------------------ --------------------- ---------------------- --------------------
          Total                                    50,478                 6,743                  1,930               59,151

Segment operating profit (loss)                    10,718                   847                 (2,023)               9,542
Non-recurring charges                                                                                                     -

Total assets                                     $255,505                $9,499                 $9,779             $274,783



                                                                         May 25, 2003
                                        ------------------------------------------------------------------------------------
                                             Medical                                      Energy
                                            Technology         Instrumentation          Technology              Total
                                        ------------------ --------------------- ---------------------- --------------------
Net sales to external customers:
  Magnet systems & components                     $31,447                                                           $31,447
  Medical devices                                                                                                         -
  Refrigeration equipment                                                $5,795                                       5,795
  Other                                                                                           $482                  482
                                        ------------------ --------------------- ---------------------- --------------------
          Total                                    31,447                 5,795                    482               37,724

Segment operating profit (loss)                     7,512                   576                 (1,798)               6,290
Non-recurring charges                                                                                                     -

Total assets                                     $166,570               $10,125                 $8,360             $185,055

                                                                           Year Ended
                                        ------------------------------------------------------------------------------------
                                                                         May 30, 2004
                                        ------------------------------------------------------------------------------------
(Dollars in Thousands)                       Medical                                      Energy
                                            Technology         Instrumentation          Technology              Total
                                        ------------------ --------------------- ---------------------- --------------------

Net sales to external customers:
  Magnet systems & components                    $110,744                                                          $110,744
  Medical devices                                  22,537                                                            22,537
  Refrigeration equipment                                               $24,708                                      24,708
  Other                                                                                         $6,458                6,458
                                        ------------------ --------------------- ---------------------- --------------------
          Total                                   133,281                24,708                  6,458              164,447

Segment operating profit (loss)                    27,308                 3,163                 (6,164)              24,307
Non-recurring charges                              (1,248)                                                           (1,248)

Total assets                                     $255,505                $9,499                 $9,779             $274,783


                                                                         May 25, 2003
                                        ------------------------------------------------------------------------------------
                                             Medical                                      Energy
                                            Technology         Instrumentation          Technology              Total
                                        ------------------ --------------------- ---------------------- --------------------

Net sales to external customers:
  Magnet systems & components                    $125,081                                                          $125,081
  Medical devices                                                                                                         -
  Refrigeration equipment                                               $20,564                                      20,564
  Other                                                                                         $1,760                1,760
                                        ------------------ --------------------- ---------------------- --------------------
          Total                                   125,081                20,564                  1,760              147,405

Segment operating profit (loss)                    29,771                   587                 (6,969)              23,389
Non-recurring charges                                                                                                     -

Total assets                                     $166,570               $10,125                 $8,360             $185,055






                                                                         Three Months Ended
                                                           ------------------------------------------------

                                                                 May 30, 2004              May 25, 2003
                                                           ---------------------      ---------------------
Reconciliation of income before income taxes:

Total profit from reportable segments                                   $ 9,542                    $ 6,290
Intercompany profit in ending inventory                                                                  1
                                                           ---------------------      --------------------
Net operating profit                                                      9,542                      6,291

Interest and other income                                                    95                        517
Interest and other expense                                                 (728)                      (108)
Gain (loss) on available-for-sale securities                                114
Gain on litigation settlement
                                                           ---------------------      --------------------
Income before income taxes                                              $ 9,023                    $ 6,700
                                                           =====================      ====================

                                                                              Year Ended
                                                           -----------------------------------------------

                                                                 May 30, 2004              May 25, 2003
                                                           ---------------------      --------------------
Reconciliation of income before income taxes:

Total profit from reportable segments                                  $ 23,059                   $ 23,389
Intercompany profit in ending inventory                                      22                         28
                                                           ---------------------      --------------------
Net operating profit                                                     23,081                     23,417

Interest and other income                                                   790                      1,491
Interest and other expense                                               (1,252)                      (493)
Gain (loss) on available-for-sale securities                                114                     (2,108)
Gain on litigation settlement                                                                          537
                                                           ---------------------      --------------------
Income before income taxes                                             $ 22,733                   $ 22,844
                                                           =====================      ====================


                                      ####